MGP INGREDIENTS REPORTS THIRD QUARTER RESULTS
Operating Income Increases 81%, Reflecting Strong Operating Performance and Special Items

ATCHISON, Kan., November 2, 2016 - MGP Ingredients, Inc. (Nasdaq/MGPI), a leading supplier of premium distilled spirits and specialty wheat proteins and starches, today reported results for the third quarter ended September 30, 2016.

2016 third quarter results compared to 2015 third quarter

•	Consolidated net sales decreased 0.5% to $79.9 million as strong increases in net sales of premium beverage alcohol were more than offset by a sales decline in lower margin industrial alcohol.

•	Consolidated gross profit increased 27.5% to $15.1 million, reflecting stronger profit performance in both the Distillery Products and Ingredient Solutions segments.

•	Consolidated gross margin increased 4.1 percentage points to 18.9%.

•	Other income of $3.4 million in the 2016 quarter included a previously-announced legal settlement and a gain on the sale of long-lived assets.

•	Operating income increased 81.1% to $11.5 million.

•	Equity in joint venture earnings decreased from $1.6 million to $0.7 million.

•	Net income increased 40.8% to $9.5 million.

•	Earnings per share increased 44.7% to $0.55 per share.

“We are pleased with the third quarter results,” said Gus Griffin, president and CEO of MGP. “Our focus continues to be on implementation of our long-term strategic plan and this performance reflects our continued progress against that plan.”

Distillery Products Segment - Mix Shift to Beverage Alcohol Drives 19.2% Gross Profit Gain

For the third quarter of 2016, net sales for the Distillery Products segment were flat at $66.7 million. Gross profit improved to $12.4 million, or 18.5% of net segment sales, compared with $10.4 million, or 15.5% of net segment sales in the third quarter 2015. The improvement in gross profit was due to the continuing product sales mix shift to higher margin premium beverage alcohol products.

Griffin said, “In our Distillery Products segment, our focus is on migrating away from industrial alcohol by growing our vodka and gin business, and expanding our whiskey business. While the industrial alcohol business continues to show softness, we are pleased with the pace of this migration. Demand for our premium bourbon and rye whiskeys continues to outpace category trends."

Food Grade Alcohol	Net Sales Quarter Ended September 30,		Quarter vs. Quarter Net Sales Change Increase/(Decrease)
	2016	2015	$ Change	% Change
Premium Beverage Alcohol	$37,843	$32,606	$5,237	16.1%
Industrial Alcohol	19,114	24,433	(5,319)	(21.8)%
Food Grade Alcohol	$56,957	$57,039	$(82)	(0.1)%

	Net Sales Year to Date Ended September 30,		Period vs. Period Net Sales Change Increase/(Decrease)
	2016	2015	$ Change	% Change
Premium Beverage Alcohol	$109,546	$93,861	$15,685	16.7%
Industrial Alcohol	59,223	76,779	(17,556)	(22.9)%
Food Grade Alcohol	$168,769	$170,640	$(1,871)	(1.1)%

Ingredient Solutions - Improved Performance

For the 2016 third quarter, net sales for the Ingredient Solutions segment decreased 2.8% to $13.2 million. Gross profit increased to $2.8 million, or 20.8% of net segment sales, compared with $1.5 million, or 10.9% of net segment sales in the third quarter 2015.

Griffin said, "Our Ingredient Solutions segment showed solid improvement. We expect pricing headwinds to continue as we work to strengthen our position against long-term macro consumer trends."

Other
Corporate selling, general and administrative expenses were $7.0 million for the third quarter 2016 compared to $5.5 million in the third quarter 2015, primarily due to increases in advertising and promotion expenses, as well as increases in other professional and personnel costs.

MGP reported other income for the quarter of $3.4 million, which included a previously-announced legal settlement of $2.6 million, as well as an additional gain on the sale of long-lived assets.

MGP received joint venture equity method investment earnings of $0.7 million in the third quarter 2016 from its ICP joint venture, which produces high quality food grade alcohol, chemical intermediates and fuel. ICP joint venture income was $0.9 million below the prior year quarter as unfavorable ethanol market conditions persist.

The corporate effective tax rate for the quarter was 19.5%, compared with 13.3% in the year ago quarter. The third quarter 2016 tax rate reflected the early adoption of an accounting standard that provided MGP with a tax benefit related to accounting for share-based compensation, and the third quarter 2015 tax rate was impacted by the release of a valuation allowance.

Earnings per share grew to $0.55 for the third quarter 2016, compared with $0.38 for the third quarter 2015, primarily due to the strong operating performance and the other income items mentioned above.

2016 and Long Term Guidance
MGP is providing revised guidance for 2016. The 2016 net sales percentage growth projection has been revised downward to reflect year-to-date sales declines. The anticipated effective tax rate has improved. The three-year operating income guidance is unchanged and excludes the favorable litigation settlement and asset sale gain.

•	Operating income is expected to increase by a compound annual growth rate in the ten to fifteen percent range through fiscal 2018.

•	2016 net sales are expected to decline in the low-single digits on a percentage basis.

•	2016 gross margin gains are expected to be moderate following strong 2015 improvement.

•	2016 effective tax rate is forecast to be 31%, reflecting the adoption of ASU 2016-09, and shares outstanding are expected to be approximately 16.7 million at year end.

•	Due to challenging and volatile conditions in the fuel ethanol market, ICP's level of profitability is expected to be modest in 2016.

Conclusion
"While we may experience continued volatility in our quarterly results, we remain focused on our long-term strategy," said Griffin. "The distilled spirits industry overall continues to show strong growth, driven by the robust bourbon category. To take full advantage of these trends, we have introduced new gin formulations, further expanded our whiskey warehouse expansion plan, and continued to invest in aggressively laying down whiskey. During the third quarter, we added $4.7 million to our inventory of aging whiskey, which now totals $45 million.

"We continue to make steady progress in the development of our own portfolio of premium brands. We have expanded distribution for Till American Wheat Vodka beyond Kansas and Missouri to include Iowa and Indiana and the overall customer response has been very positive," Griffin concluded.

About MGP Ingredients, Inc.
MGP is a leading producer and supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include premium bourbon and rye whiskeys, gins and vodkas, which are carefully crafted through a combination of art and science and backed by over 150 years of experience. The company’s proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a top producer of high quality industrial alcohol for use in both food and non-food applications. The company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the company facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information.  All statements, other than statements of historical facts, included in this news release regarding the prospects of our industry and our prospects, plans, financial position, business strategy, guidance on growth in operating income, revenue, gross margin, and future effective tax rate may constitute forward-looking statements.  In addition, forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives or variations of these terms or similar terminology.  They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance, and company financial results and are not guarantees of future performance.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility, Indiana facility, or at the Illinois Corn Processing, LLC

("ICP") facility,  (ii) the availability and cost of grain, flour, and barrels, and fluctuations in energy costs, (iii) the effectiveness of our corn purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the effectiveness or execution of our five-year strategic plan, (v) potential adverse effects to operations and our system of internal controls related to the loss of key management personnel, (vi) the competitive environment and related market conditions, (vii) the ability to effectively pass raw material price increases on to customers, (viii) the positive or adverse impact to our earnings as a result of the ownership of our equity method investment in ICP and the volatility of its operating results, (ix) ICP's access to capital, (x) our limited influence over the ICP joint venture operating decisions, strategies, financial or other decisions (including investments, capital spending and distributions), (xi) our ability to source product from the ICP joint venture or unaffiliated third parties, (xii) our ability to maintain compliance with all applicable loan agreement covenants, (xiii) our ability to realize operating efficiencies, (xiv) actions of governments, (xv) consumer tastes and preferences, and (xvi) the volatility in our earnings resulting from the timing differences between a business interruption and a potential insurance recovery.  For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery Products and Ingredient Solutions segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K/A for the year ended December 31, 2015.

For More Information
Investors & Analysts:
Bob Burton
616-233-0500 or Investor.Relations@mgpingredients.com

Media:
Greg Manis
913-360-5440 or greg.manis@mgpingredients.com

MGP INGREDIENTS, INC.
OPERATING INCOME ROLLFORWARD

Operating income quarter-versus-quarter

	Operating Income	Change

Operating income for the quarter ended September 30, 2015	$6,365
Increase in gross profit - distillery products segment	1,992	31.3	pp(a)
Increase in gross profit - ingredient solutions segment	1,267	19.9	pp
Increase in other operating income, net	3,385	53.2	pp
Increase in SG&A expenses	(1,484)	(23.3)	pp
Operating income for the quarter ended September 30, 2016	$11,525	81.1%

(a) Percentage points ("pp").

Operating income year to date-versus-year to date

	Operating Income	Change

Operating income for the year to date period ended September 30, 2015	$22,776
Increase in gross profit - distillery products segment	5,373	23.6	pp(a)
Decrease in gross profit - ingredient solutions segment	(453)	(2.0)	pp
Increase in other operating income, net	3,385	14.9	pp
Decrease in SG&A expenses	296	1.3	pp
Operating income for the year to date period ended September 30, 2016	$31,377	37.8%

(a) Percentage points ("pp").

MGP INGREDIENTS, INC.
EARNINGS PER SHARE ROLLFORWARD

Change in basic and diluted earnings per share quarter-versus-quarter

	Basic and Diluted EPS	Change
Basic and diluted earnings per share for the quarter ended September 30, 2015	$0.38
Change in operations(a)	0.07	18.4	pp(b)
Change in other operating income, net(a)	0.12	31.6	pp
Change in equity method investments(a)	(0.03)	(7.9)	pp
Change in interest expense, net(a)	(0.01)	(2.6)	pp
Change in weighted average shares outstanding	0.02	5.2	pp
Tax: Non-recurrence of 2015 valuation allowance release	(0.11)	(29.0)	pp
Tax: Implementation of ASU 2016-09	0.09	23.7	pp
Tax: Change in effective tax rate (excluding tax items above)	0.02	5.3	pp
Basic and diluted earnings per share for the quarter ended September 30, 2016	$0.55	44.7%

(a)	Changes are net of tax based on the effective tax rate for the base year (2015), excluding the valuation allowance release noted separately above.

(b)	Percentage points ("pp").

Change in basic and diluted earnings per share year to date-versus-year to date

	Basic and Diluted EPS	Change
Basic and diluted earnings per share for the year to date period ended September 30, 2015	$1.10
Change in operations(a)	0.19	17.3	pp(b)
Change in other operating income, net(a)	0.12	10.9	pp
Change in equity method investments(a)	(0.14)	(12.7)	pp
Change in interest expense, net(a)	(0.02)	(1.8)	pp
Change in weighted average shares outstanding	0.05	4.5	pp
Tax: Non-recurrence of 2015 valuation allowance release	(0.11)	(10.0)	pp
Tax: Implementation of ASU 2016-09	0.09	8.2	pp
Tax: Change in effective tax rate (excluding tax items above)	0.05	4.5	pp
Basic and diluted earnings per share for the year to date period ended September 30, 2016	$1.33	20.9%

(a)	Changes are net of tax based on the effective tax rate for the base year (2015), excluding the valuation allowance release noted separately above.

(b)	Percentage points ("pp").

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter Ended		Year to Date Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Sales	$83,711	$83,880	$243,076	$260,815
Less: excise taxes	3,820	3,552	5,958	14,720
Net sales	79,891	80,328	237,118	246,095
Cost of sales	64,770	68,466	189,420	203,317
Gross profit	15,121	11,862	47,698	42,778
Selling, general and administrative expenses	6,981	5,497	19,706	20,002
Other operating income, net	(3,385)	—	(3,385)	—
Operating income	11,525	6,365	31,377	22,776
Equity method investment earnings	664	1,562	2,260	6,010
Interest expense, net	(341)	(114)	(980)	(374)
Income before income taxes	11,848	7,813	32,657	28,412
Income tax expense	2,316	1,042	9,758	8,700
Net income	$9,532	$6,771	$22,899	$19,712

Income attributable to participating securities	294	222	711	653
Net income attributable to common shareholders and used in EPS calculation	$9,238	$6,549	$22,188	$19,059

Share information:
Diluted weighted average common shares	16,653,717	17,155,072	16,626,024	17,316,649

Basic and diluted earnings per common share	$0.55	$0.38	$1.33	$1.10
Dividends and dividend equivalents per common share	$0.02	$—	$0.10	$0.06

MGP INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	September 30, 2016	December 31, 2015	(Dollars in thousands)	September 30, 2016	December 31, 2015
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$—	$747	Current maturities of long-term debt	$4,356	$3,345
Receivables	37,174	30,670	Accounts payable	17,713	20,940
Inventory	75,611	58,701	Accounts payable to affiliate, net	2,484	2,291
Prepaid expenses	779	1,062	Accrued expenses	7,673	10,400
Refundable income taxes	549	—	Income taxes payable	592	685
Total Current Assets	114,113	91,180	Total Current Liabilities	32,818	37,661
			Other Liabilities:
			Long-term debt, less current maturities	17,309	7,579
			Revolving credit facility	23,801	22,536
Property and equipment	239,986	229,914	Deferred credit	3,178	3,402
Less accumulated depreciation and amortization	(152,357)	(146,360)	Accrued retirement, health and life insurance benefits	3,921	4,136
Net Property, Plant			Deferred income taxes	1,541	2,757
and Equipment	87,629	83,554	Other non current liabilities	(197)	79
Equity method investments	17,518	18,563	Total Liabilities	82,371	78,150
Other assets	897	1,013	Stockholders’ equity	137,786	116,160
TOTAL ASSETS	$220,157	$194,310	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$220,157	$194,310